Exhibit 1

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

TABLE OF CONTENTS

•	Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the nine-month periods ended September 30, 2023 and 2022	3
•	Unaudited interim condensed consolidated statements of financial position as of September 30, 2023 and December 31, 2022	4
•	Unaudited interim condensed consolidated statements of changes in equity for the nine-month periods ended September 30, 2023 and 2022	5
•	Unaudited interim condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2023 and 2022	7
•	Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022	9

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Revenue from contracts with customers	4	823,874	835,715	289,686	333,502
Cost of sales:
Operating costs	5.1	(72,415)	(97,272)	(21,924)	(34,704)
Crude oil stock fluctuation	5.2	(3,801)	(5,222)	(1,209)	(4,571)
Depreciation, depletion and amortization	12/13/14	(197,419)	(171,714)	(70,600)	(66,910)
Royalties		(94,516)	(105,427)	(31,581)	(39,171)
Other non-cash costs related to the transfer of conventional assets	1.2.1	(19,567)	—	(10,169)	—

Gross profit		436,156	456,080	154,203	188,146

Selling expenses	6	(49,622)	(41,057)	(17,673)	(14,047)
General and administrative expenses	7	(51,818)	(44,211)	(15,031)	(15,860)
Exploration expenses	8	(368)	(567)	148	(175)
Other operating income	9.1	120,173	22,983	23,849	9,263
Other operating expenses	9.2	445	(2,606)	153	(564)

Operating profit		454,966	390,622	145,649	166,763

Interest income	10.1	802	384	299	294
Interest expense	10.2	(16,205)	(22,341)	(4,842)	(6,744)
Other financial income (expense)	10.3	(61,657)	(43,827)	(27,375)	(29,453)

Financial income (expense), net		(77,060)	(65,784)	(31,918)	(35,903)

Profit before income tax		377,906	324,838	113,731	130,860

Current income tax (expense)	15	(55,963)	(146,649)	(1,378)	(68,457)
Deferred income tax (expense) benefit	15	(57,926)	15,842	(29,251)	14,258

Income tax (expense)		(113,889)	(130,807)	(30,629)	(54,199)

Profit for the period, net		264,017	194,031	83,102	76,661

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit or loss in subsequent periods
- (Loss) profit from actuarial remediation related to employee benefits	25	(988)	(3,207)	91	(53)
- Deferred income tax benefit (expense)	15	346	1,122	(31)	18

Other comprehensive income that shall not be reclassified to (loss) profit in subsequent periods, net of taxes		(642)	(2,085)	60	(35)

Total comprehensive profit for the period		263,375	191,946	83,162	76,626

Earnings per share
Basic (in US Dollars per share)	11	2.834	2.207	0.874	0.886
Diluted (in US Dollars per share)	11	2.664	1.879	0.821	0.750

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of September 30, 2023 and December 31, 2022

(Amounts expressed in thousands of US Dollars)

	Notes	As of September 30, 2023	As of December 31, 2022
Assets
Noncurrent assets
Property, plant and equipment	12	1,814,370	1,606,339
Goodwill	13	22,576	28,288
Other intangible assets	13	7,386	6,792
Right-of-use assets	14	59,584	26,228
Investments in associates		7,075	6,443
Trade and other receivables	16	159,363	15,864
Deferred income tax assets		335	335

Total noncurrent assets		2,070,689	1,690,289

Current assets
Inventories	18	5,426	12,899
Trade and other receivables	16	254,854	90,406
Cash, bank balances and other short-term investments	19	173,789	244,385

Total current assets		434,069	347,690

Total assets		2,504,758	2,037,979

Equity and liabilities
Equity
Capital stock	20.1	517,874	517,873
Other equity instruments		32,144	32,144
Legal reserve		2,603	2,603
Share-based payments		39,738	40,744
Share repurchase reserve		49,465	49,465
Other accumulated comprehensive income (losses)		(9,336)	(8,694)
Accumulated profit (losses)		473,942	209,925

Total equity		1,106,430	844,060

Liabilities
Noncurrent liabilities
Deferred income tax liabilities		300,991	243,411
Lease liabilities	14	30,528	20,644
Provisions	21	30,697	31,668
Borrowings	17.1	587,580	477,601
Employee benefits	25	13,154	12,251

Total noncurrent liabilities		962,950	785,575

Current liabilities
Provisions	21	2,043	2,848
Lease liabilities	14	35,325	8,550
Borrowings	17.1	101,095	71,731
Salaries and payroll taxes	22	16,380	25,120
Income tax liability		28,030	58,770
Other taxes and royalties	23	15,580	20,312
Trade and other payables	24	236,925	221,013

Total current liabilities		435,378	408,344

Total liabilities		1,398,328	1,193,919

Total equity and liabilities		2,504,758	2,037,979

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the nine-month period ended September 30, 2023

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2022	517,873	32,144	2,603	40,744		49,465	(8,694)	209,925	844,060

Profit for the period	—	—	—	—		—	—	264,017	264,017
Other comprehensive income for the period	—	—	—	—		—	(642)	—	(642)

Total comprehensive income	—	—	—	—		—	(642)	264,017	263,375

Share-based payments	1	—	—	(1,006	)(1)	—	—	—	(1,005)

Amounts as of September 30, 2023	517,874	32,144	2,603	39,738		49,465	(9,336)	473,942	1,106,430

(1)	Including 17,275 share-based payment expenses (Note 7), net of tax charges.

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the nine-month period ended September 30, 2022

(Amounts expressed in thousands of US Dollars)

	Capital stock		Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2021	586,706		—	31,601		—	(5,976)	(47,072)	565,259

Profit for the period	—		—	—		—	—	194,031	194,031
Other comprehensive income for the period	—		—	—		—	(2,085)	—	(2,085)

Total comprehensive income	—		—	—		—	(2,085)	194,031	191,946

Ordinary and Extraordinary General Shareholders’ meeting on April 26, 2022 (1):
Creation of legal reserve	—		1,255	—		—	—	(1,255)	—
Creation of share repurchase reserve	—		—	—		23,840	—	(23,840)	—
Board of Directors’ meeting on September 27, 2022:
Reduction of capital stock	(39,530	)(1)	—	—		—	—	39,530	—
Share repurchase	(23,804	)(1)	—	—		—	—	—	(23,804)
Share-based payments	1		—	6,818	(2)	—	—	—	6,819

Amounts as of September 30, 2022	523,373		1,255	38,419		23,840	(8,061)	161,394	740,220

(1)	See Note 21.2 to the annual consolidated financial statements as of December 31, 2022.
(2)	Including 11,776 share-based payment expenses (Note 7), net of tax charges.

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Cash flows from operating activities:
Profit for the period, net		264,017	194,031	83,102	76,661
Adjustments to reconcile net cash flows
Items related to operating activities:
(Reversal of) allowance for expected credit losses	6	—	(36)	—	—
Net changes in foreign exchange rate	10.3	(10,531)	(39,860)	(6,509)	(19,373)
Discount for well plugging and abandonment	10.3	1,788	1,825	673	617
Net (decrease) increase in provisions	9.2	(721)	2,075	(153)	564
Interest expense on lease liabilities	10.3	2,137	1,565	645	499
Discount of assets and liabilities at present value	10.3	(2,943)	4,790	(6,410)	668
Share-based payments	7	17,275	11,776	4,025	4,601
Other non-cash costs related to the transfer of conventional assets	1.2.1	19,567	—	10,169	—
Employee benefits	25	124	359	176	150
Income tax expense	15	113,889	130,807	30,629	54,199
Items related to investing activities:
Depreciation and depletion	12/14	194,477	169,370	69,595	66,099
Amortization of intangible assets	13	2,942	2,344	1,005	811
Interest income	10.1	(802)	(384)	(299)	(294)
Gain from farmout agreement	9.1	(24,429)	(18,218)	(18,773)	(9,049)
Changes in the fair value of financial assets	10.3	12,222	18,127	19,601	16,377
Gain related to the transfer of conventional assets	9.1 / 1.2.1	(89,659)	—	—	—
Items related to financing activities:
Interest expense	10.2	16,205	22,341	4,842	6,744
Changes in the fair value of warrants	10.3	—	22,588	—	16,999
Amortized cost	10.3	1,285	1,538	342	467
Remeasurement in borrowings	10.3	48,967	37,669	16,515	15,132
Other financial results	10.3	8,732	(4,415)	2,518	(1,933)
Changes in working capital:
Trade and other receivables		(116,720)	(51,553)	(91,026)	(34,520)
Inventories	5.2	3,801	5,222	1,209	4,571
Trade and other payables		32,637	21,205	24,580	13,232
Payments of employee benefits	25	(209)	(186)	(70)	(73)
Salaries and payroll taxes		(26,188)	(2,412)	3,378	6,652
Other taxes and royalties		(40,834)	7,545	(9,767)	2,929
Provisions		(1,270)	(1,755)	(380)	(689)
Income tax payment		(60,431)	(61,957)	(22,331)	(25,984)

Net cash flows provided by operating activities		365,328	474,401	117,286	196,057

Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment		(457,513)	(330,748)	(162,762)	(152,792)
Payments for the acquisition of AFBN assets (1)		(18,750)	(108,750)	(6,250)	(6,250)
Payments for acquisitions of other intangible assets	13	(3,536)	(2,656)	(1,176)	(999)
Payments for acquisitions of investments in associates		(632)	(2,722)	(100)	(1,952)
Prepayment of leases	16	(14,161)	—	(14,161)	—
Payments received from farmout agreement	9.1	26,650	20,000	20,400	10,000
Proceeds from the transfer of conventional assets	1.2.1	10,000	—	—	—
Payments for other assets		(2,014)	—	2,994	—
Interest received	10.1	802	384	299	294

Net cash flows (used in) investing activities		(459,154)	(424,492)	(160,756)	(151,699)

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Cash flows from financing activities:
Proceeds from borrowings	17.2	218,500	76,170	70,000	—
Payment of borrowings cost	17.2	(1,699)	(584)	(387)	—
Payment of borrowings principal	17.2	(70,274)	(164,995)	(22,500)	(78,270)
Payment of borrowings interest	17.2	(18,754)	(30,192)	(6,855)	(10,444)
Payment of lease	14	(30,437)	(8,602)	(10,306)	(3,156)
Share repurchase		—	(23,804)	—	—
Other financial results	10.3	(7,913)	—	(2,518)	—

Net cash flow provided by (used in) financing activities		89,423	(152,007)	27,434	(91,870)

Net (decrease) in cash and cash equivalents		(4,403)	(102,098)	(16,036)	(47,512)
Cash and cash equivalents at beginning of period	19	241,956	311,217	219,677	248,560
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents		(66,707)	(28,326)	(32,795)	(20,255)
Net (decrease) in cash and cash equivalents		(4,403)	(102,098)	(16,036)	(47,512)

Cash and cash equivalents at end of period	19	170,846	180,793	170,846	180,793

Significant transactions that generated no cash flows
Acquisition of property, plant and equipment through increase in trade and other payables		177,483	137,461	177,483	137,461
Disposal for transfer of conventional assets through increase in trade and other receivables	1.2.1	(116,071)	—	—	—
Changes in well plugging and abandonment with an impact in property, plant and equipment	12	(2,618)	(4,146)	654	(393)

(1)

Related to acquisition of 50% operating working interest in the unconventional concessions of Aguada Federal and Bandurria Norte. (See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2022).

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 1. Group information

1.1 Company general information, structure and activities

Vista Energy, S.A.B. de C.V. (“VISTA”, the “Company” or the “Group”), formerly known as Vista Oil & Gas, S.A.B. de C.V., was organized as a variable-capital stock company on March 22, 2017, under the laws of the United Mexican States (“Mexico”). The Company adopted the public corporation or “Sociedad Anónima Bursátil de Capital Variable” (“S.A.B. de C.V.”) on July 28, 2017.

It is listed on the New York Stock Exchange (“NYSE”) under ticker symbol “VIST” as from July 26, 2019.

On April 26, 2022, Vista Oil & Gas, S.A.B. de C.V. changed the Company’s corporate name to “Vista Energy, S.A.B. de C.V.”.

Its main office is located in the City of Mexico, Mexico, at Pedregal 24, floor 4, Colonia Molino del Rey, Alcaldía Miguel Hidalgo, zip code 11040.

Through its subsidiaries, the Company engages in oil and gas exploration and production (upstream segment).

These unaudited interim condensed consolidated financial statements were approved for publication by the Board of Directors on October 24, 2023.

Other than mentioned in Note 1.2 there were no changes in the Group’s structure and activities as from the date of issuance of the annual consolidated financial statements as of December 31, 2022.

1.2 Significant transactions for the period

1.2.1 Agreement signed with Petrolera Aconcagua Energía S.A. (“Aconcagua”) related to conventional assets (“transfer of conventional assets”)

On February 23, 2023, the Company approved the agreement signed by its subsidiary Vista Energy Argentina S.A.U. (“Vista Argentina”) with Aconcagua for the operations of the following concessions in the Neuquina Basin, Argentina (the “Transaction”): (i) the Entre Lomas upstream concession, located in the Province of Neuquén; (ii) the Entre Lomas, Jarilla Quemada, Charco del Palenque, Jagüel de los Machos and 25 de Mayo-Medanito S.E. upstream concessions, located in the Province of Río Negro (jointly, the “Exploitation Concessions”); (iii) the Entre Lomas and Jarilla Quemada gas transportation concession, located in the Province of Río Negro; and (iv) the 25 de Mayo-Medanito S.E. Crude oil transportation concession, located in the Province of Río Negro (jointly with the Exploitation Concessions, the “Concessions”).

The Transaction consists of a two-phased agreement. The first phase was effective as of March 1, 2023 (the “Effective Date”) and will end no later than February 28, 2027.

Under the terms of the Transaction, from the Effective Date, Aconcagua: (i) pays to Vista 26,468 in cash (10,000 on the signing date, and 10,734 and 5,734 in March 2024 and 2025, respectively); (ii) becomes operator of the Concessions; and (iii) pays 100% of Vista’s share of the capex, operating cost, and any other costs associated to the operation of the Concessions, including royalties and taxes.

Vista Argentina retains 40% of the crude oil and natural gas reserves and production, and 100% of Liquified Petroleum Gas (“LPG”) reserves and production, from the Concessions, until the earliest of (i) February 28, 2027, or (ii) the date when Vista Argentina has received a cumulative production of 4 million barrels of crude oil and 300 million m3 of natural gas (the “Final Closing Date”). Aconcagua keep 60% of the crude oil and natural gas production from the Concessions. Additionally, Vista Argentina has the right to purchase up to Aconcagua’s 60% share of the natural gas produced by the Concessions at a price of 1 USD/MMBtu until the Final Closing Date.

Vista Argentina and Aconcagua will work jointly with the Provinces of Río Negro and Neuquén to negotiate an extension of the exploitation and transportation concession titles governing the Concessions, as per the terms set forth in the applicable regulation in Argentina.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Vista Argentina retains the right to explore and develop the Vaca Muerta formation in the Exploitation Concessions and seek to obtain one or more independent and separate unconventional concessions to develop such resources; and Vista Argentina remains concession title holder of the Concessions until no later than the Final Closing Date, when the Concessions will be transferred to Aconcagua, on an “as is where is basis”, subject to Provincial approvals.

As a consequence of the Transaction, the Company received 10,000 in cash; and recognized: (i) an initial accounts receivable for a total amount of 205,730 in “Trade and other receivables” under “Receivable related to the transfer of conventional assets” (Note 16); (ii) a disposal of 120,529 and 5,542 in “Property, plant and equipment” and “Goodwill”, respectively (Note 12 and 13); and (iii) a gain of 89,659 in “Other operating income” under “Gain related to the transfer of conventional assets ” (Note 9.1).

For the nine-month period ended September 30, 2023, the Company recognized 19,567 mainly related to the amortization of the aforementioned accounts receivable, in the unaudited interim condensed consolidated statement of profit or loss under “Other non-cash costs related to the transfer of conventional assets”.

Note 2. Basis of preparation and significant accounting policies

2.1 Bases of preparation and presentation

The unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022, and for the nine-month periods ended September 30, 2023 and 2022 were prepared in accordance with the International Accounting Standard (“IAS”) 34 – “Interim Financial Reporting”, issued by the International Accounting Standards Board (“IASB”). The Company prepared its interim financial statements on a condensed basis pursuant to IAS 34. Certain explanatory notes are included to describe the events and transactions that are relevant to understand the changes in the financial position as of September 30, 2023, and the results of operations for the nine-month period ended September 30, 2023. Therefore, these interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read together with the annual consolidated financial statements as of December 31, 2022.

These unaudited interim condensed consolidated financial statements were prepared using the same accounting policies as used in preparing the Company’s consolidated financial statements as of December 31, 2022, except for the income tax expense that is recognized in each interim period based on the best estimate of the weighted average annual income tax rate expected for the full financial year.

They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value.

The figures contained herein are stated in US Dollars (“USD”) and are rounded to the nearest thousand, unless otherwise stated.

2.2 New effective accounting standards, amendments and interpretations issued by the IASB adopted by the Company

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

2.3 Basis of consolidation

These unaudited interim condensed consolidated financial statements contain the financial statements of the Company and its subsidiaries. Other than the transaction mentioned in Note 1.2 there were no changes in interest in Company subsidiaries during the nine-month period ended September 30, 2023.

2.4 Summary of significant accounting policies

2.4.1 Impairment testing of goodwill and nonfinancial assets other than goodwill

Nonfinancial assets, including identifiable intangible assets, are tested for impairment at the lowest level in which there are separately identifiable cash flows largely independent of the cash flows of other groups of assets or Cash Generated Units (“CGUs”). (See Note 3.2.2 to the annual consolidated financial statements as of December 31, 2022).

The Company conducts its impairment test of nonfinancial assets when there is an indication that the carrying amount may be impaired. Moreover, Goodwill is tested every December. The Company bases the impairment test on the calculation of value in use and reviews the relationship between the recoverable amount and the carrying amount of its assets.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of September 30, 2023, and December 31, 2022, the Company did not identify indications of impairment related with goodwill and nonfinancial assets other than goodwill.

2.5 Regulatory framework

A-	Argentina

2.5.1 Gas market

2.5.1.1 Argentine promotion plan to stimulate natural gas production: 2020-2024 supply and demand system (“Gas IV Plan”)

On December 22, 2022, through Resolution No. 860/2022, the Department of Energy (“SE” by Spanish acronym) the Company, through its subsidiary Vista Argentina, was awarded a base volume of 0.86 Mcm/day at an annual average price of 3.29 USD/MMBTU, applicable until December 31, 2024.

On April 19, 2023, through Resolution No. 265/2023 of the SE, the base volume awarded to Vista was increased to 1.14 Mcm/day, maintaining the annual average price of 3.29 USD/MMBTU, applicable for a four-year period as from January 1, 2025.

Moreover, the Company was granted a permit by the SE to export natural gas to Chile according to the following volumes:

(i)	0.02 Mcm/day for the period elapsed from July through September 2023;
(ii)	0.43 Mcm/day for the period elapsed from October 2023 through April 2024;
(iii)	0.17 Mcm/day for the period elapsed from May 2024 through September 2024;
(iv)	0.43 Mcm/day for de period elapsed from October 2024 through December 2024; and
(v)	a variable volume until December 2024.

For the nine-month periods ended September 30, 2023 and 2022, the Company received a net amount of 3,491 and 1,077, respectively.

As of September 30, 2023 and December 31, 2022, the receivables related to such plan stand at 4,319 and 3,772, respectively (Note 16).

Other than mentioned above, there have been no significant changes in Argentina’s regulatory framework for the nine-month period ended September 30, 2023 (see Note 2.5 to the annual consolidated financial statements as of December 31, 2022).

B-	Mexico

There have been no significant changes in Mexico’s regulatory framework during the nine-month period ended September 30, 2023 (see Note 2.5 to the annual consolidated financial statements as of December 31, 2022).

Note 3. Segment information

The Chief Operating Decision Maker (the “Committee” or “CODM”) is in charge of allocating resources and assessing the performance of the operating segment. It supervises operating profit (loss) and the performance of the indicators related to its oil and gas properties on an aggregate basis to make decisions regarding the location of resources, negotiate with international suppliers and determine the method for managing contracts with customers.

The CODM considers as a single segment the exploration and production of crude oil, natural gas and LPG (including Exploration and Production commercial activities), through its own activities, subsidiaries and interests in joint operations and based on the nature of the business, customer portfolio and risks involved. The Company aggregated no segment as it has only one.

For the nine-month periods ended September 30, 2023, and 2022, the Company generated 99% and 1% of its revenues related to assets located in Argentina and Mexico, respectively.

The accounting criteria used by the subsidiaries to measure profit or loss, assets and liabilities of the segments are consistent with those used in these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The following chart summarizes noncurrent assets per geographical area:

	As of September 30, 2023	As of December 31, 2022
Argentina	2,004,977	1,638,973
Mexico	65,712	51,316

Total noncurrent assets	2,070,689	1,690,289

Note 4. Revenue from contracts with customers

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Goods sold	823,874	835,715	289,686	333,502

Total revenue from contracts with customers	823,874	835,715	289,686	333,502

Recognized at a point in time	823,874	835,715	289,686	333,502

4.1 Information broken down by revenue from contracts with customers

Type of products	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Revenues from crude oil sales	765,137	782,632	272,557	311,986
Revenues from natural gas sales	55,537	49,066	16,396	20,138
Revenues from LPG sales	3,200	4,017	733	1,378

Total revenue from contracts with customers	823,874	835,715	289,686	333,502

Distribution channels	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Exports from crude oil	443,029	399,699	165,359	175,609
Refineries from crude oil	322,108	382,933	107,198	136,377
Exports from natural gas	16,727	4,277	527	1,050
Natural gas for industries	15,766	13,672	4,239	7,188
Retail natural gas distribution companies	15,186	16,230	7,989	7,694
Natural gas for electric power generation	7,858	14,887	3,641	4,206
LPG sales	3,200	4,017	733	1,378

Total revenue from contracts with customers	823,874	835,715	289,686	333,502

Note 5. Cost of sales

5.1 Operating costs

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Fees and compensation for services	37,120	47,806	10,017	17,800
Salaries and payroll taxes	14,605	15,799	4,558	5,282
Transport	5,198	3,905	2,003	1,260
Employee benefits	4,464	4,418	1,573	1,549
Consumption of materials and spare parts	4,162	13,152	1,161	4,591
Easements and fees	3,796	9,132	1,220	3,296
Other	3,070	3,060	1,392	926

Total operating costs	72,415	97,272	21,924	34,704

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

5.2 Crude oil stock fluctuation

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Crude oil stock at beginning of period (Note18)	4,722	5,222	2,130	4,571
Less: Crude oil stock at end of period (Note 18)	(921)	—	(921)	—

Total crude oil stock fluctuation	3,801	5,222	1,209	4,571

Note 6. Selling expenses

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Transport	22,643	16,941	7,251	4,773
Taxes, rates and contributions	11,218	12,514	3,586	4,577
Fees and compensation for services	8,198	4,680	4,099	1,519
Tax on bank account transactions	7,563	6,958	2,737	3,178
(Reversal of) allowances for expected credit losses	—	(36)	—	—

Total selling expenses	49,622	41,057	17,673	14,047

Note 7. General and administrative expenses

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Salaries and payroll taxes	18,605	19,348	5,576	7,000
Share-based payments	17,275	11,776	4,025	4,601
Fees and compensation for services	8,172	7,120	2,941	2,350
Employee benefits	3,109	2,213	1,211	848
Institutional promotion and advertising	1,487	1,356	426	415
Taxes, rates and contributions	816	814	200	201
Other	2,354	1,584	652	445

Total general and administrative expenses	51,818	44,211	15,031	15,860

Note 8. Exploration expenses

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
(Reversal of) geological and geophysical expenses	368	567	(148)	175

Total exploration expenses	368	567	(148)	175

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 9. Other operating income and expenses

9.1 Other operating income

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Gain related to the transfer of conventional assets (1)	89,659	—	—	—
Gain from farmout agreement (2)	24,429	18,218	18,773	9,049
Other services income (3)	6,085	4,765	5,076	214

Total other operating income	120,173	22,983	23,849	9,263

(1)	See Note 1.2.1
(2)

For the nine-month periods ended September 30, 2023, and 2022, including 26,650 and 20,000 of payments received by Trafigura Argentina S.A., related to the farmout agreements, net of disposals of oil and gas properties and goodwill for 2,051 and 170; 1,654 and 128, respectively. See Note 12 and 13. (See Note 29.3.2 to the annual consolidated financial statements as of December 31, 2022).

(3)	Services not directly related to the Company’s main activity.

9.2 Other operating expenses

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
(Provision) for environmental remediation (1)	(427)	(1,431)	(41)	(536)
Restructuring and reorganization expenses (2)	(276)	(531)	—	—
Reversal (Provision) for materials and spare parts obsolescence (1)	1,140	(342)	196	(26)
Reversal (Provision) for contingencies (1)	8	(302)	(2)	(2)

Total other operating expenses	445	(2,606)	153	(564)

(1)	These transactions did not generate cash flows.
(2)	The Company booked restructuring expenses including payments, fees and transaction costs related to the changes in the Group’s structure.

Note 10. Financial income (expense), net

10.1 Interest income

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Financial interest	802	384	299	294

Total interest income	802	384	299	294

10.2 Interest expense

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Borrowings interest (Note 17.2)	(16,205)	(22,341)	(4,842)	(6,744)

Total interest expense	(16,205)	(22,341)	(4,842)	(6,744)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

10.3 Other financial income (expense)

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Amortized cost (Note 17.2)	(1,285)	(1,538)	(342)	(467)
Changes in the fair value of warrants	—	(22,588)	—	(16,999)
Net changes in foreign exchange rate	10,531	39,860	6,509	19,373
Discount of assets and liabilities at present value	2,943	(4,790)	6,410	(668)
Changes in the fair value of financial assets	(12,222)	(18,127)	(19,601)	(16,377)
Interest expense on lease liabilities (Note 14)	(2,137)	(1,565)	(645)	(499)
Discount for well plugging and abandonment	(1,788)	(1,825)	(673)	(617)
Remeasurement in borrowings (1)	(48,967)	(37,669)	(16,515)	(15,132)
Other (2)	(8,732)	4,415	(2,518)	1,933

Total other financial income (expense)	(61,657)	(43,827)	(27,375)	(29,453)

(1)	Related to borrowings in purchasing value units (“UVA”, by Spanish acronym) adjusted by the benchmark stabilization coefficient (“CER”, by its Spanish acronym). See Note 17.2.
(2)	For the nine-month period ended September 30, 2023, including 819 from loss for negotiable obligations (“ON” by its Spanish acronym) swapping. See Notes 17.1 and 17.2.

Note 11. Earnings per share

a)	Basic

Basic earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period.

b)	Diluted

Diluted earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period, plus the weighted average of dilutive potential ordinary shares.

Potential ordinary shares will be considered dilutive when their conversion to ordinary shares may reduce earnings per share or increase losses per share. They will be considered antidilutive when their conversion to ordinary shares may result in an increase in earnings per share or a reduction in loss per share.

The calculation of diluted earnings per share does not involve a conversion; the exercise or other issue of shares that may have an antidilutive effect on loss per share, or when the exercise price is higher than the average price of ordinary shares during the period, no dilution effect is booked, as diluted earnings per share is equal to basic earnings per share.

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Profit for the period, net	264,017	194,031	83,102	76,661
Weighted average number of ordinary shares	93,161,532	87,929,404	95,066,657	86,508,194

Basic earnings per share	2.834	2.207	0.874	0.886

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Profit for the period, net	264,017	194,031	83,102	76,661
Weighted average number of ordinary shares (1)	99,093,135	103,270,233	101,178,620	102,150,088

Diluted earnings per share	2.664	1.879	0.821	0.750

(1)

As of September 30, 2023 the Company has 95,164,395 outstanding series A shares (Note 20) that cannot exceed 98,781,026 Series A shares. Likewise, in accordance with IFRS the average number of ordinary shares with a potential dilutive effect amounts to 99,093,135.

As of September 30, 2023, the Company holds 3,982,011 Series A shares to be used in the Long-Term Incentive Plan (“LTIP”), that, on the date of this unaudited interim condensed consolidated financial statements, are currently out of the money. Consequently, they are not included in the weighted average number of ordinary shares to calculate diluted earnings per share.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 12. Property, plant and equipment

The changes in property, plant and equipment for the nine-month period ended September 30, 2023 are as follows:

	Land and buildings	Vehicles, machinery, facilities, computer hardware and furniture and fixtures	Oil and gas properties		Production wells and facilities		Works in progress	Materials and spare parts	Total
Cost
Amounts as of December 31, 2022	10,794	43,522	513,164		1,607,895		153,948	41,958	2,371,281
Additions	—	1	—		—		452,757	69,470	522,228
Transfers	3,076	5,165	—		479,726		(429,197)	(58,770)	—
Disposals	—	(5)	(2,475)	(1)	(2,618	) (2)	—	—	(5,098)
Disposals related to the transfer of conventional assets (3)	(1,694)	(7,537)	—		(292,020)		(383)	(12,749)	(314,383)

Amounts as of September 30, 2023	12,176	41,146	510,689		1,792,983		177,125	39,909	2,574,028

Accumulated depreciation
Amounts as of December 31, 2022	(300)	(15,587)	(67,947)		(681,108)		—	—	(764,942)
Depreciation	(3)	(3,618)	(9,949)		(175,426)		—	—	(188,996)
Disposals	—	2	424	(1)	—		—	—	426
Disposals related to the transfer of conventional assets (3)	71	5,259	—		188,524		—	—	193,854

Amounts as of September 30, 2023	(232)	(13,944)	(77,472)		(668,010)		—	—	(759,658)

Net value
Amounts as of September 30, 2023	11,944	27,202	433,217		1,124,973		177,125	39,909	1,814,370

Amounts as of December 31, 2022	10,494	27,935	445,217		926,787		153,948	41,958	1,606,339

(1)	Related to the farmout agreement mentioned in Note 9.1.
(2)	Related to the re-estimation of well plugging and abandonment. This transaction did not generate cash flows.
(3)	See Note 1.2.1.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 13. Goodwill and other intangible assets

Below are the changes in goodwill and other intangible assets for the nine-month period ended September 30, 2023:

	Goodwill		Other intangible assets
Cost
Amounts as of December 31, 2022	28,288		18,246
Additions	—		3,536
Disposals	(170	) (1)	—
Disposals related to the transfer of conventional assets (2)	(5,542)		(1,143)

Amounts as of September 30, 2023	22,576		20,639

Accumulated amortization
Amounts as of December 31, 2022	—		(11,454)
Amortization	—		(2,942)
Disposals related to the transfer of conventional assets (2)	—		1,143

Amounts as of September 30, 2023	—		(13,253)

Net value
Amounts as of September 30, 2023	22,576		7,386

Amounts as of December 31, 2022	28,288		6,792

(1)	Related to the farmout agreement mentioned in Note 9.1.
(2)	See Note 1.2.1.

Note 14. Right-of-use assets and lease liabilities

The carrying amount of the Company’s right-of-use assets and lease liabilities, as well as the changes for the nine-month period ended September 30, 2023, are detailed below:

	Right-of-use assets			Total lease liabilities
	Buildings	Plant and machinery	Total
Amounts as of December 31, 2022	986	25,242	26,228	(29,194)

Additions	—	53,953	53,953	(59,117)
Reestimation	—	1,689	1,689	(1,689)
Depreciation (1)	(435)	(21,851)	(22,286)	—
Payments	—	—	—	30,437
Interest expense (2)	—	—	—	(6,290)

Amounts as of September 30, 2023	551	59,033	59,584	(65,853)

(1)	Including the depreciation of drilling services capitalized as “Works in progress” for 16,805.
(2)	Including drilling agreements capitalized as “Works in progress” for 4,153.

Short-term and low-value lease agreements were recognized under “General and administrative expenses” in the statements of profit or loss and other comprehensive income for 54 and 112 for the nine-month periods ended September 30, 2023 and 2022, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 15. Income tax

The most significant components of the income tax expense in the statements of profit or loss and other comprehensive income of these interim condensed consolidated financial statements are as follows:

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Income tax
Current income tax	(55,963)	(146,649)	(1,378)	(68,457)
Deferred income tax	(57,926)	15,842	(29,251)	14,258

Income tax (expense) disclosed in the statement of profit or loss	(113,889)	(130,807)	(30,629)	(54,199)

Deferred income tax charged to other comprehensive income	346	1,122	(31)	18

Total income tax (expense)	(113,543)	(129,685)	(30,660)	(54,181)

For the nine-month period ended September 30, 2023, the Company’s effective rate was 30%. The significant differences between the effective and statutory rate include (i) the application of the tax adjustment for inflation in Argentina; (ii) the depreciation of the Argentine peso (“ARS”) with respect to the USD affecting the Company’s tax deductions of nonmonetary assets; and (iii) the accumulative tax losses not recognized in the period. (See Note 31.1 to the annual consolidated financial statements as of December 31, 2022).

Note 16. Trade and other receivables

	As of September 30, 2023	As of December 31, 2022
Noncurrent
Other receivables:
Prepayments, tax receivables and other:
Prepaid expenses and other receivables (1)	27,487	13,630
Midstream prepaid expenses (2)	21,456	—
Value added tax (“VAT”)	1,095	940
Turnover tax	160	493

	50,198	15,063
Financial assets:
Receivables related to the transfer of conventional assets (3)	105,351	—
Receivables from joint operations	3,198	—
Loans to employees	616	801

	109,165	801

Total noncurrent trade and other receivables	159,363	15,864

Current
Trade:
Oil and gas accounts receivable (net of allowance for expected credit losses)	105,528	38,978

	105,528	38,978
Other receivables:
Prepayments, tax credits and other:
VAT	27,021	22,939
Prepaid expenses and other receivables	12,170	13,864
Income tax	8,632	2,921
Turnover tax	254	634

	48,077	40,358

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of September 30, 2023	As of December 31, 2022
Financial assets:
Receivables related to the transfer of conventional assets (3)	84,509	—
Accounts receivable from third parties	7,071	2,172
Receivables from joint operations	4,388	3,854
Gas IV Plan (Note 2.5.1.1)	4,319	3,772
Advances to directors and loans to employees	689	444
Other	273	828

	101,249	11,070

Other receivables	149,326	51,428

Total current trade and other receivables	254,854	90,406

(1)	Includes 14,161 related to prepayment of leases.
(2)	Related to the Duplicar Plus Project implemented by Oleoductos del Valle S.A. (“Oldelval”) (See Note 28.1 to the annual consolidated financial statements as of December 31, 2022).
(3)	Related to the accounts receivable recognized as a result of the Transaction mentioned in Note 1.2.1.

Due to the short-term nature of current trade and other receivables, it carrying amount is considered similar to its fair value. The fair values of noncurrent trade and other receivables do not differ significantly from it carrying amounts either.

As of September 30, 2023, in general, accounts receivable has a 16-day term for sales of oil and a 46-day term for sales of natural gas and LPG.

The Company sets up a provision for trade receivables when there is information showing that the debtor is facing severe financial difficulties and that there is no realistic probability of recovery, for example, when the debtor goes into liquidation or files for bankruptcy proceedings. Trade receivables that are derecognized are not subject to compliance activities. The Company recognized an allowance for expected credit losses of 100% against all trade receivables that are 90 days past due because based on its history these receivables are generally not recovered.

As of September 30, 2023 and December 31, 2022 an allowance for expected credit losses was recorded in trade and other receivables for 120 and 231 respectively.

As of the date of these interim condensed consolidated financial statements, maximum exposure to credit risk is related to the carrying amount of each class of accounts receivable.

Note 17. Financial assets and liabilities

17.1 Borrowings

	As of September 30, 2023	As of December 31, 2022
Noncurrent
Borrowings	587,580	477,601

Total noncurrent	587,580	477,601

Current
Borrowings	101,095	71,731

Total current	101,095	71,731

Total Borrowings	688,675	549,332

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are the maturity dates of Company borrowings (excluding lease liabilities) and their exposure to interest rates:

	As of September 30, 2023	As of December 31, 2022
Fixed interest
Less than 1 year	100,694	48,588
From 1 to 2 years	93,084	154,895
From 2 to 5 years	414,122	232,279
Over 5 years	55,374	65,427

Total	663,274	501,189

Variable interest
Less than 1 year	401	23,143
From 1 to 2 years	—	—
From 2 to 5 years	25,000	25,000
Over 5 years	—	—

Total	25,401	48,143

Total Borrowings	688,675	549,332

See Note 17.4 for information on the fair value of the borrowings.

The carrying amount of borrowings as of September 30, 2023 and December 31, 2022 of the Company through its subsidiary Vista Argentina, is as follows:

Company	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	As of September 30, 2023		As of December 31, 2022
Banco Galicia, Banco Itaú Unibanco, Banco Santander Rio and Citibank NA	July, 2018	USD	150,000	Variable	LIBOR + 4.50%	July, 2023	—		69,121
			150,000	Fixed	8.00%
Santander International	January, 2021	USD	11,700	Fixed	1.80%	January, 2026	50	(1)	68	(1)
Santander International	July, 2021	USD	43,500	Fixed	2.05%	July, 2026	77	(1)(3)	79	(1)
Santander International	January, 2022	USD	13,500	Fixed	2.45%	January, 2027	28	(1)(3)	28	(1)
ConocoPhillips Petroleum Holding B.V.	January, 2022	USD	25,000	Variable	SOFR (2) + 2.01%	September, 2026	25,401		25,594

Total							25,556		94,890

(1)	The carrying amount is related to interest, and the principal is collateralized.
(2)	Secured Overnight Financing Rate (“SOFR”), which replaces LIBOR as of June 30, 2023.
(3)	See Note 29.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Moreover, Vista Argentina issued nonconvertible debt securities, under the name “Programa de Notas” approved by the National Securities Commission in Argentina (“CNV” by its Spanish acronym). The following chart shows the carrying amount of ON as of September 30, 2023 and December 31, 2022:

Company	Execution date	Currency	Principal		Interest	Annual rate	Maturity date	As of September 30, 2023	As of December 31, 2022
ON III	February, 2020	USD	50,000		Fixed	3.50%	February, 2024	9,526	9,607
ON VI	December, 2020	USD-linked (1)	10,000		Fixed	3.24%	December, 2024	9,989	9,968
ON VII	March, 2021	USD	42,371	(2)	Fixed	4.25%	March, 2024	—	42,200
ON VIII	March, 2021	ARS	3,054,537	(3)	Fixed	2.73%	September, 2024	41,759	45,185
ON X	June, 2021	ARS	3,104,063	(3)	Fixed	4.00%	March, 2025	37,666	40,765
ON XI	August, 2021	USD-linked (1)	9,230		Fixed	3.48%	August, 2025	9,227	9,214
ON XII	August, 2021	USD-linked (1)	100,769		Fixed	5.85%	August, 2031	101,057	102,504
ON XIII	June, 2022	USD	43,500		Fixed	6.00%	August, 2024	43,388	43,211
ON XIV	November, 2022	USD	40,511		Fixed	6.25%	November, 2025	37,029	36,408
ON XV	December, 2022	USD	13,500		Fixed	4.00%	January, 2025	13,459	13,413
ON XVI	December, 2022	USD-linked (1)	63,450		Fixed	0.00%	June, 2026	63,182	63,079
	May, 2023	USD-linked (1)	40,785	(2)	Fixed	0.00%	June, 2026	40,525	—
ON XVII	December, 2022	USD-linked (1)	39,118		Fixed	0.00%	December, 2026	38,933	38,888
ON XVIII	March, 2023	USD-linked (1)	118,542		Fixed	0.00%	March, 2027	117,933	—
ON XIX	March, 2023	USD-linked (1)	16,458		Fixed	1.00%	March, 2028	16,391	—
ON XX	June, 2023	USD	13,500		Fixed	4.50%	July, 2025	13,325	—
ON XXI	August, 2023	USD-linked (1)	70,000		Fixed	0.99%	August, 2028	69,730	—

Total								663,119	454,442

Total Borrowings								688,675	549,332

(1)	Subscribed in USD, payable in ARS at the exchange rate applicable on maturity date
(2)

On May 29, 2023, the Company settled ON VII by: (i) issuing additional ON XVI for 40,785 (which generated no cash flows); and (ii) paid remind principal and interest. The Company recognized 819 related to the loss from the issuance to the swap mentioned.

(3)	Amount in UVA, adjusted by CER (see Note 10.3).

Under the aforementioned program, Vista Argentina may list debt securities in Argentina for a total principal up to 800,000 or its equivalent in other currencies at any time.

17.2 Changes in liabilities from financing activities

Changes in the borrowings were as follows:

	As of September 30, 2023	As of December 31, 2022
Amounts at beginning of period / year	549,332	610,973
Proceeds from borrowings (1)	259,285	228,614
Borrowings interest (2) (Note 10.2)	16,205	28,886
Payment of borrowings cost	(1,699)	(1,670)
Payment of borrowings interest	(18,754)	(34,430)
Payment of borrowings principal (1)	(111,059)	(294,917)
Amortized cost (2) (Note 10.3)	1,285	2,365
Remeasurement in borrowings (2) (Note 10.3)	48,967	52,817
Changes in foreign exchange rate (2)	(55,706)	(45,821)
Other financial expense (2) (Note 10.3)	819	2,515

Amounts at end of period / year	688,675	549,332

(1)	As of September 30, 2023, borrowings received and principal payments include 40,785 related to the ON swapping mentioned in Note 17.1.

As of December 31, 2022, borrowings received and principal payments include 99,826 related to the ON swapping mentioned in Note 18.1 to the annual consolidated financial statements as of December 31, 2022. These transactions did not generate cash flows.

(2)	These transactions did not generate cash flows.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

17.3 Financial instruments by category

The following chart includes the financial instruments broken down by category:

As of September 30, 2023	Financial assets / liabilities at amortized cost	Financial assets / liabilities FVTPL	Total financial assets /liabilities
Assets
Plan assets (Note 25)	—	5,364	5,364
Trade and other receivables (Note 16)	109,165	—	109,165

Total noncurrent financial assets	109,165	5,364	114,529

Cash, bank balances and other short-term investments (Note 19)	33,265	133,202	166,467
Trade and other receivables (Note 16)	206,777	—	206,777

Total current financial assets	240,042	133,202	373,244

Liabilities
Borrowings (Note 17.1)	587,580	—	587,580
Lease liabilities (Note 14)	30,528	—	30,528

Total noncurrent financial liabilities	618,108	—	618,108

Borrowings (Note 17.1)	101,095	—	101,095
Trade and other payables (Note 24)	236,925	—	236,925
Lease liabilities (Note 14)	35,325	—	35,325

Total current financial liabilities	373,345	—	373,345

As of December 31, 2022	Financial assets / liabilities at amortized cost	Financial assets / liabilities FVTPL	Total financial assets /liabilities
Assets
Plan assets (Note 25)	—	5,703	5,703
Trade and other receivables (Note 16)	801	—	801

Total noncurrent financial assets	801	5,703	6,504

Cash, bank balances and other short-term investments (Note 19)	17,606	202,869	220,475
Trade and other receivables (Note 16)	50,048	—	50,048

Total current financial assets	67,654	202,869	270,523

Liabilities
Borrowings (Note 17.1)	477,601	—	477,601
Lease liabilities (Note 14)	20,644	—	20,644

Total noncurrent financial liabilities	498,245	—	498,245

Borrowings (Note 17.1)	71,731	—	71,731
Trade and other payables (Note 24)	221,013	—	221,013
Lease liabilities (Note 14)	8,550	—	8,550

Total current financial liabilities	301,294	—	301,294

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are income, expenses, profit, or loss from each financial instrument:

For the nine-month period ended September 30, 2023:

	Financial assets/ liabilities at amortized cost	Financial assets/ liabilities at FVTPL	Total financial assets / liabilities
Interest income (Note 10.1)	802	—	802
Interest expense (Note 10.2)	(16,205)	—	(16,205)
Amortized cost (Note 10.3)	(1,285)	—	(1,285)
Net changes in foreign exchange rate (Note 10.3)	10,531	—	10,531
Discount of assets and liabilities at present value (Note 10.3)	2,943	—	2,943
Changes in the fair value of financial assets (Note 10.3)	—	(12,222)	(12,222)
Interest expense on lease liabilities (Note 10.3)	(2,137)	—	(2,137)
Discount for well plugging and abandonment (Note 10.3)	(1,788)	—	(1,788)
Remeasurement in borrowings (Note 10.3)	(48,967)	—	(48,967)
Other (Note 10.3)	(8,732)	—	(8,732)

Total	(64,838)	(12,222)	(77,060)

For the nine-month period ended September 30, 2022:

	Financial assets/ liabilities at amortized cost	Financial assets/ liabilities at FVTPL	Total financial assets / liabilities
Interest income (Note 10.1)	384	—	384
Interest expense (Note 10.2)	(22,341)	—	(22,341)
Amortized cost (Note 10.3)	(1,538)	—	(1,538)
Changes in the fair value of warrants (Note 10.3)	—	(22,588)	(22,588)
Net changes in foreign exchange rate (Note 10.3)	39,860	—	39,860
Discount of assets and liabilities at present value (Note 10.3)	(4,790)	—	(4,790)
Changes in the fair value of financial assets (Note 10.3)	—	(18,127)	(18,127)
Interest expense on lease liabilities (Note 10.3)	(1,565)	—	(1,565)
Discount for well plugging and abandonment (Note 10.3)	(1,825)	—	(1,825)
Remeasurement in borrowings (Note 10.3)	(37,669)	—	(37,669)
Other (Note 10.3)	4,415	—	4,415

Total	(25,069)	(40,715)	(65,784)

17.4 Fair value

This note includes information on the Company’s method for assessing the fair value of its financial assets and liabilities.

17.4.1 Fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis

The Company classifies the measurements at fair value of financial instruments using a fair value hierarchy, which shows the relevance of the variables applied to carry out these measurements. The fair value hierarchy has the following levels:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

•	Level 2: data other than the quoted prices included in Level 1 that are observable for assets or liabilities, either directly (that is prices) or indirectly (that is derived from prices).

•	Level 3: data on the asset or liability that are based on information that cannot be observed in the market (that is, non-observable data).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The following chart shows the Company’s financial assets measured at fair value as of September 30, 2023 and December 31, 2022:

As of September 30, 2023	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	5,364	—	—	5,364
Short-term investments	133,202	—	—	133,202

Total assets	138,566	—	—	138,566

As of December 31, 2022	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	5,703	—	—	5,703
Short-term investments	202,869	—	—	202,869

Total assets	208,572	—	—	208,572

The value of financial instruments traded in active markets is based on quoted market prices as of the date of these accompanying unaudited interim condensed consolidated financial statements. A market is considered active when quoted prices are available regularly through a stock exchange, a broker, a specific sector entity or regulatory agency, and these prices reflect regular and current market transactions between parties at arm’s length. The quoted market price used for financial assets held by the Company is the current offer price. These instruments are included in Level 1.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. These valuation techniques maximize the use of observable market data, when available, and minimize the use of Company’s specific estimates. Should all significant variables used to establish the fair value of a financial instrument be observable, the instrument is included in Level 2.

Should one or more variables used in determining the fair value not be observable in the market, the financial instrument is included in Level 3.

There were no transfers between Level 1 and Level 2 from December 31, 2022, through September 30, 2023.

17.4.2 Fair value of financial assets and liabilities that are not measured at fair value (but require fair value disclosures)

Except for the information included in the following chart, the Company considers that the carrying amounts of financial assets and liabilities recognized in the interim condensed consolidated financial statements approximate to its fair values, as explained in the related notes.

As of September 30, 2023	Carrying amount	Fair value	Level
Liabilities
Borrowings	688,675	552,120	2

Total liabilities	688,675	552,120

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

17.5 Risk management objectives and policies concerning financial instruments

17.5.1 Financial risk factors

The Company’s activities are exposed to several financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk.

Financial risk management is included in the Company’s global policies, and it adopts a comprehensive risk management policy focused on tracking risks affecting the entire Company. This strategy aims at striking a balance between profitability targets and risk exposure levels. Financial risks are derived from the financial instruments to which the Company is exposed during period-end or as of every period-end.

The Company’s financial department, controls financial risk by identifying, assessing and covering financial risks. The risk management systems and policies are reviewed regularly to show the changes in market conditions and the Company’s activities. The Company reviewed its exposure to financial risk factors and identified no significant changes in the risk analysis included in its annual consolidated financial statements as of December 31, 2022, except for the following:

17.5.1.1 Market risk

Exchange rate risk

The Company’s financial position and results of operations are sensitive to exchange rate changes between USD and ARS. As of September 30, 2023 and 2022, the Company performed foreign exchange currency hedge transactions, and the impact in the results of the period is recognized in “Other financial income (expense)”.

Most Company sales are denominated in USD, or the changes in sales follow the changes in USD listed price.

During the nine-month period ended September 30, 2023 and for the year ended December 31, 2022, ARS depreciated by about 98% and 72%, respectively.

The following chart shows the sensitivity to a modification in the exchange rate of ARS to USD while maintaining the remainder variables constant. Impact on profit before taxes is related to changes in the fair value of monetary assets and liabilities denominated in currencies other than the USD, the Company’s functional currency. The Company’s exposure to changes in foreign exchange rates for the remainder currencies is immaterial.

As of September 30, 2023
Changes in exchange rate:	+/-10%
Effect on profit before income taxes	9,479 /(9,479)
Effect on equity before income taxes	9,479 /(9,479)

Interest rate risk

For the nine-month periods ended September 30, 2023, and 2022, the average interest rate was 95% and 51%, respectively.

The purpose of interest rate risk management is to minimize finance costs and limit the Company’s exposure to interest rate increases.

Variable-rate indebtedness exposes the Company’s cash flows to interest rate risk due to the potential volatility. Fixed-rate indebtedness exposes the Company to interest rate risk on the fair value of its liabilities as they could be considerably higher than variable rates. As of September 30, 2023, and December 31, 2022, about 4 % and 9% of indebtedness was subject to variable interest rates. For the nine-month period ended September 30, 2023, and for the year ended December 31, 2022, the variable interest rate of loans denominated in USD stood at 9.29% and 4.55%, respectively. For the year ended December 31, 2022, the variable rate of loans denominated in ARS stood at 36.31%.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The Company expects to lessen its interest rate exposure by analyzing and assessing (i) the different sources of liquidity available in domestic and international financial and capital markets (if available); (ii) alternative (fixed or variable) interest rates, currencies and contractual terms available for companies in a sector, industry and risk similar to the Company’s; and (iii) the availability, access and cost of interest rate hedge contracts. Hence, the Company assesses the impact on profit or loss of each strategy on the obligations that represent the main positions to the main interest-bearing positions.

In the case of fixed rates and in view of current market conditions, the Company considers that the risk of a major decrease in interest rates is low; therefore, it does not expect substantial fixed rate debt risk.

For the nine-month period ended September 30, 2023, and for the year ended December 31, 2022, the Company did not use derivative financial instruments to mitigate interest rate risks.

Note 18. Inventories

	As of September 30, 2023	As of December 31, 2022
Materials and spare parts	4,505	8,177
Crude oil stock (Note 5.2)	921	4,722

Total	5,426	12,899

Note 19. Cash, bank balances and other short-term investments

	As of September 30, 2023	As of December 31, 2022
Mutual funds	130,848	202,165
Money market funds	32,676	15,881
Cash in banks	7,322	23,910
Government bonds	2,943	2,429

Total	173,789	244,385

Cash and cash equivalents include cash on hand and at bank and investments maturing within 3 (three) months. For the consolidated statement of cash flows purposes below is the reconciliation between cash, bank and short-term investments and cash and cash equivalents:

	As of September 30, 2023	As of December 31, 2022
Cash, bank balances and other short-term investments	173,789	244,385
Less
Government bonds	(2,943)	(2,429)

Cash and cash equivalents	170,846	241,956

Note 20. Equity

20.1 Capital stock

The following chart shows a reconciliation of the movements in the Company’s capital stock for the nine-month period ended September 30, 2023:

	Series A	Series C	Total
Amounts as of December 31, 2022	517,873	—	517,873
Number of shares	88,406,478	2	88,406,480

Cashless exercises of warrant	—	—	—
Number of shares	1,176,811	—	1,176,811
Series A shares to be granted in LTIP	1	—	1
Number of shares	5,581,106	—	5,581,106

Amounts as of September 30, 2023	517,874	—	517,874
Number of shares	95,164,395	2	95,164,397

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of September 30, 2023 and December 31, 2022, the Company’s authorized capital includes 33,627,844 and 40,385,761 Series A ordinary shares, respectively, held in Treasury.

See Note 21 to the annual consolidated financial statements as of December 31, 2022.

Note 21. Provisions

	As of September 30, 2023	As of December 31, 2022
Noncurrent
Well plugging and abandonment	30,489	31,389
Environmental remediation	208	279

Total noncurrent	30,697	31,668

Current
Well plugging and abandonment	1,111	1,135
Environmental remediation	877	1,542
Contingencies	55	171

Total current	2,043	2,848

Note 22. Salaries and payroll taxes

	As of September 30, 2023	As of December 31, 2022
Current
Provision for bonuses and incentives	10,453	17,599
Salaries and social security contributions	5,927	7,521

Total current	16,380	25,120

Note 23. Other taxes and royalties

	As of September 30, 2023	As of December 31, 2022
Current
Royalties	13,999	12,642
Tax withholdings	1,378	7,205
Other	203	465

Total current	15,580	20,312

Note 24. Trade and other payables

	As of September 30, 2023	As of December 31, 2022
Current
Accounts payable:
Suppliers	226,805	196,484

Total current accounts payables	226,805	196,484

Other accounts payables:
Payables to third parties (1)	6,162	23,880
Payables to partners of joint operations	3,397	161
Extraordinary fee for Gas IV Plan	561	488

Total other current accounts payables	10,120	24,529

Total current	236,925	221,013

(1)

Related to acquisition of 50% operating working interest in the unconventional concessions of Aguada Federal and Bandurria Norte. (See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2022).

Other than mentioned above, due to the short-term nature of current trade and other payables, their carrying amount is deemed to be the same as its fair value. The carrying amount of noncurrent trade and other payable does not differ considerably from its fair value.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 25. Employee benefits

The following chart summarizes net expense components and the changes in the liability for long-term employee benefits in the unaudited interim condensed consolidated financial statements:

	Period from January 1, through September 30, 2023	Period from January 1, through September 30, 2022	Period from July 1, through September 30, 2023	Period from July 1, through September 30, 2022
Cost of services	(19)	(35)	(7)	(14)
Cost of interest	(469)	(324)	(169)	(136)
Settlement	364	—	—	—

Total	(124)	(359)	(176)	(150)

	As of September 30, 2023
	Present value of the obligation	Plan assets	Net liabilities
Amounts at beginning of period	(19,009)	6,758	(12,251)
Items classified as loss or profit
Cost of services	(19)	—	(19)
Cost of interest	(682)	213	(469)
Settlement	364	—	364
Items classified in other comprehensive income
Actuarial remediation gain	(1,190)	202	(988)
Benefit payments	777	(777)	—
Payment of contributions	957	(748)	209

Amounts at end of period	(18,802)	5,648	(13,154)

The fair value of plan assets as of every period end per category, is as follows:

	As of September 30, 2023	As of December 31, 2022
US government bonds	5,364	5,703
Cash and cash equivalents	284	1,055

Total	5,648	6,758

See Note 23 to the annual consolidated financial statements as of December 31, 2022.

Note 26. Related parties transactions and balances

As of September 30, 2023 and December 31, 2022, the Company carries no balances with related parties and relevant transactions other than those included in Note 27 to the annual consolidated financial statements as of December 31, 2022.

Note 2.3 to the annual consolidated financial statements as of December 31, 2022 and Note 1.2 of these unaudited interim condensed consolidated financial statements provide information on the Group’s structure, including information on Company subsidiaries.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 27. Commitments and contingencies

27.1 “Vaca Muerta Norte” Pipeline Agreement

On May 16, 2023, through its subsidiary Vista Argentina, the Company entered into an agreement with YPF S.A. (“YPF”), Equinor Argentina B.V. Sucursal Argentina (“Equinor”) and Shell Argentina S.A. (“Shell”) (jointly the “Parties”) , whereby YPF, in its capacity as the hydrocarbon transportation concession owner of the pipeline (the “Pipeline”) located in the Province of Neuquén from “La Amarga Chica” area to “Puesto Hernández” area (the “Transportation Concession”), assigns to the remainder parties an undivided interest of the rights and obligations over the Transportation Concession amounting to: (i) 3.5% (three point five percent) in favour of Equinor; (ii) 13.3% (thirteen point three percent) to Shell, and (iii) 8% (eight percent) to Vista Argentina (the “Assignment”).

The Transportation Concession will be used to carry off the production of all oil and gas areas in which the Parties have, now or hereafter, a Pipeline interest.

In addition, the Parties signed (i) an agency agreement whereby Equinor, Shell and Vista Argentina entrusted YPF with the acts and tasks required to build the Pipeline and set the costs and expenses to be contributed by each concession holder in proportion to their interests, and; (ii) an agreement for the joint construction of the Pipeline, which establishes the terms and conditions to operate, maintain and use the Pipeline transportation capacity and the Transportation Concession.

Moreover, this Assignment is pending approval by the Executive Power of the Province of Neuquén.

As of the date of these unaudited interim condensed consolidated financial statements, Vista Argentina paid 16,912 related to this agreement.

Other than mentioned above, there were no significant changes in commitments and contingencies for the nine-month period ended September 30, 2023 (see Notes 28 and 29 to the annual consolidated financial statements as of December 31, 2022).

Note 28. Tax regulations

A- Argentina

28.1. Income tax

On July 20, 2023, the Federal Public Revenue Agency (“AFIP” by Spanish acronym) issued General Resolution No. 5,391/2023, which establishes a one-time payment towards income tax.

For taxpayers whose taxable income as of December 31, 2022, before computing prior-year NOLs, is equal to or higher than ARS 600,000,000, and who have not assessed income tax for that same period, this one-time payment towards income tax amounts to 15% of such taxable income. This amount is payable in 3 (three) equal and consecutive instalments as from August 2023 and will be computed towards income tax assessed for the year ended December 31, 2023, or the following years.

As of September 30, 2023, the Company, through its subsidiary AFBN S.R.L., made payments towards income tax for 653.

28.2 Tax for an inclusive and solidary Argentina (“PAIS Tax”)

On July 24, 2023, through Presidential Decree No. 377/2023, the Argentine Executive set forth that PAIS tax shall also be applied to the acquisition of foreign currency for the payments of imports of goods and services, at a 7.5% rate for imports of goods and freight, and at a 25% for imports of services. This tax extension does not apply to imports of goods related to power generation.

Other than mentioned above, there were no significant changes in Argentina’s and Mexico’s tax regulations during the nine-month period ended September 30, 2023 (see Note 31 to the annual consolidated financial statements as of December 31, 2022).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 29. Subsequent events

The Company assessed events subsequent to September 30, 2023, to determine the need of a potential recognition or disclosure in these interim condensed consolidated financial statements. The Company assessed such events through October 24, 2023, date in which these financial statements were made available for issue.

•

On October 3, the Department of Energy Resolution No. 808/23, as amended, (hereinafter, the “Resolution”) authorized that, under certain conditions, exporters of crude oil, petroleum oil, gas and by-products settle the funds obtained from their exports at a preferential exchange rate. Such rate results from bringing 75% of the foreign currency into Argentina through the single and free foreign exchange market and the remainder 25% through securities bought in foreign currency and sold in local currency (“O&G dollar”).

To be eligible to the O&G dollar, exports should meet certain criteria, including settling such exports from October 2, 2023, through October 20, 2023, and exporting these products no later than November 30, 2023.

•	On October 4, 2023, Vista Argentina paid interest for an amount of 110 corresponding to loan agreements signed with Banco Santander International in July 2021 and January 2022.

•

On October 17, 2023, Vista Argentina entered into two export prefinancing agreements with Citibank N.A. in the amount of 38,000 for 70 (seventy) days subject to early settlement, at an annual interest rate of SOFR + 9%.

•

On October 17, 2023, Vista Argentina entered into an export prefinancing agreement with Itaú Unibanco S.A. in the amount of 10,000 for 60 (sixty) days subject to early settlement, at an annual interest rate of 8.75%.

There are no other events or transactions between the closing date and the date of issuance of these unaudited interim condensed consolidated financial statements that could significantly affect the Company’s financial position or profit or loss.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 30. Supplementary pro forma financial information (unaudited)

As mentioned in Note 1.2.1, the Company, thought it subsidiary Vista Argentina signed an agreement with Aconcagua for the operations of the following concessions in the Neuquina Basin, Argentina (the “Transaction”): (i) the Entre Lomas upstream concession, located in the Province of Neuquén; (ii) the Entre Lomas, Jarilla Quemada, Charco del Palenque, Jagüel de los Machos and 25 de Mayo-Medanito S.E. upstream concessions, located in the Province of Río Negro (jointly, the “Exploitation Concessions”); (iii) the Entre Lomas and Jarilla Quemada gas transportation concession, located in the Province of Río Negro; and (iv) the 25 de Mayo-Medanito SE Crude oil transportation concession, located in the Province of Río Negro (jointly with the Exploitation Concessions, the “Concessions”).

The Company has prepared these financial information to comply with the regulatory requirements set forth by the Mexican Banking and Securities Commission (“CNBV” by Spanish acronym), which have been prepared in accordance with IFRS as issued by the IASB. They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value.

This pro forma financial information should not be considered a statement, guarantee or suggestion about past or future performance. No person should rely on the usefulness or accuracy of this pro forma financial information, which is disclosed exclusively to comply with the CNBV. To the maximum extent allowed by applicable law, Vista Energy S.A.B. de C.V. and its directors, Board members, employees, affiliates and subsidiaries are released from all liability related to such pro forma information.

30.1 Pro forma consolidated statement of profit or loss and other comprehensive income for the nine-month period ended as of September 30, 2022 (unaudited)

	Nine-month period			Three-month period
	From January 1, through September 30, 2022	Pro forma adjustments	From January 1, through September 30, 2022 Pro forma	From July 1, through September 30, 2022	Pro forma adjustments	From July 1, through September 30, 2022 Pro forma
Revenue from contracts with customers	835,715	(78,849)	756,866	333,502	(32,383)	301,119
Cost of sales:
Operating costs	(97,272)	41,469	(55,803)	(34,704)	16,898	(17,806)
Crude oil stock fluctuation	(5,222)	2,473	(2,749)	(4,571)	2,441	(2,130)
Depreciation, depletion and amortization	(171,714)	21,055	(150,659)	(66,910)	9,668	(57,242)
Royalties	(105,427)	20,897	(84,530)	(39,171)	8,857	(30,314)
Other non-cash costs related to the transfer of conventional assets	—	(19,695)	(19,695)	—	(8,783)	(8,783)

Gross profit	456,080	(12,650)	443,430	188,146	(3,302)	184,844

Selling expenses	(41,057)	1,794	(39,263)	(14,047)	1,108	(12,939)
General and administrative expenses	(44,211)	—	(44,211)	(15,860)	—	(15,860)
Exploration expenses	(567)	—	(567)	(175)	—	(175)
Other operating income	22,983	60,622	83,605	9,263	6,398	15,661
Other operating expenses	(2,606)	—	(2,606)	(564)	—	(564)

Operating profit	390,622	49,766	440,388	166,763	4,204	170,967

Interest income	384	—	384	294	—	294
Interest expense	(22,341)	—	(22,341)	(6,744)	—	(6,744)
Other financial income (expense)	(43,827)	—	(43,827)	(29,453)	—	(29,453)

Financial income (expense), net	(65,784)	—	(65,784)	(35,903)	—	(35,903)

Profit before income tax	324,838	49,766	374,604	130,860	4,204	135,064

Current income tax (expense)	(146,649)	(8,871)	(155,520)	(68,457)	(749)	(69,206)
Deferred income tax (expense) benefit	15,842	(8,547)	7,295	14,258	(722)	13,536

Income tax (expense)	(130,807)	(17,418)	(148,225)	(54,199)	(1,471)	(55,670)

Profit for the period, net	194,031	32,348	226,379	76,661	2,733	79,394

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	Nine-month period			Three-month period
	From January 1, through September 30, 2022	Pro forma adjustments	From January 1, through September 30, 2022 Pro forma	From July 1, through September 30, 2022	Pro forma adjustments	From July 1, through September 30, 2022 Pro forma
Other comprehensive income
Other comprehensive income that shall not be reclassified to profit or loss in subsequent periods
- (Loss) from actuarial remediation related to employee benefits	(3,207)	—	(3,207)	(53)	—	(53)
- Deferred income tax benefit	1,122	—	1,122	18	—	18

Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods, net of taxes	(2,085)	—	(2,085)	(35)	—	(35)

Total comprehensive profit for the period	191,946	32,348	224,294	76,626	2,733	79,359

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2023 and December 31, 2022 and for the nine-month periods ended September 30, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

30.2 Pro forma consolidated statement of financial position as of September 30, 2022 (unaudited)

	As of September 30, 2022	Pro forma adjustments	As of September 30, 2022 Pro forma
Assets
Noncurrent assets
Property, plant and equipment	1,517,849	(121,327)	1,396,522
Goodwill	28,288	(5,542)	22,746
Other intangible assets	4,190	—	4,190
Right-of-use assets	25,208	(3,131)	22,077
Investments in associates	5,699	—	5,699
Trade and other receivables	19,057	163,787	182,844
Deferred income tax assets	4,029	—	4,029

Total noncurrent assets	1,604,320	33,787	1,638,107

Current assets
Inventories	6,847	(901)	5,946
Trade and other receivables	90,297	12,826	103,123
Cash, bank balances and other short-term investments	182,751	(14,236)	168,515

Total current assets	279,895	(2,311)	277,584

Total assets	1,884,215	31,476	1,915,691

Equity and liabilities
Equity
Capital stock	523,373	—	523,373
Legal reserve	1,255	—	1,255
Share-based payments	38,419	—	38,419
Share repurchase reserve	23,840	—	23,840
Other accumulated comprehensive income (losses)	(8,061)	—	(8,061)
Accumulated profit (losses)	161,394	32,348	193,742

Total equity	740,220	32,348	772,568

Liabilities
Noncurrent liabilities
Deferred income tax liabilities	159,714	8,547	168,261
Lease liabilities	18,791	(3,131)	15,660
Provisions	28,027	—	28,027
Borrowings	362,338	—	362,338
Warrants	25,132	—	25,132
Employee benefits	11,202	—	11,202
Trade and other payables	11,679	—	11,679

Total noncurrent liabilities	616,883	5,416	622,299

Current liabilities
Provisions	2,167	—	2,167
Lease liabilities	8,768	—	8,768
Borrowings	160,263	—	160,263
Salaries and payroll taxes	18,861	—	18,861
Income tax liability	113,888	8,871	122,759
Other taxes and royalties	19,911	—	19,911
Trade and other payables	203,254	(15,159)	188,095

Total current liabilities	527,112	(6,288)	520,824

Total liabilities	1,143,995	(872)	1,143,123

Total equity and liabilities	1,884,215	31,476	1,915,691